Exhibit 11

             CARPENTER TECHNOLOGY CORPORATION AND SUBSIDIARIES
                  EARNINGS PER COMMON SHARE COMPUTATIONS
          For the Three Months Ended September 30, 1994 and 1993
                   (in thousands, except per share data)


                                             1994           1993
                                             ----           ----

Net Income for Primary Earnings
- - - -------------------------------
  Per Common Share
  ----------------

Net income                                 $  4,932       $  2,772

Dividends accrued on convertible
  preferred stock, net of tax
  benefits                                     (400)          (406)
                                           --------       --------
Net income for primary earnings
  per common share                         $  4,532       $  2,366
                                           ========       ========
Weighted Average Common Shares
- - - ------------------------------

Weighted average number of
  common shares outstanding                   8,137          7,974

Effect of shares issuable under
  the stock option plans                         64              7
                                           --------       --------
Weighted average common shares                8,201          7,981
                                           ========       ========

Primary Earnings Per Common Share          $    .55       $    .30
- - - ---------------------------------          ========       ========

Earnings per common share on a fully diluted basis were substantially the same as primary earnings per common share.













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